ADVAXIS, INC.

CONSULTING AGREEMENT

CONSULTING AGREEMENT, dated as of May 1, 2007 between Advaxis Inc., with offices at 675 U.S. Highway One, North Brunswick, New Jersey 08902 (the "Company"), and Bridge Ventures, Inc., with offices at 1241 Gulf of Mexico Drive, Longboat Key, Florida 34228 ("Consultant").

WHEREAS the Company desires to secure the availability of the services on a consulting basis of an advisor with the business knowledge and sophistication possessed by Consultant, and Consultant desires to provide such services.

NOW THEREFORE IT IS HEREBY AGREED THAT:

1. Consultant agrees to provide its consulting services to the Company on a nonexclusive basis for a period of one (1) year from the date hereof, unless extended in writing by the parties hereto. Consultant's services will include advice with respect to overall strategic planning, business opportunities, and such other related services as may be mutually agreed upon by Consultant and the Company.

2. In consideration of Consultant's agreement to provide services pursuant to this Agreement, Consultant shall be entitled to receive and the Company agrees to (a) pay Consultant $60,000 on November 30, 2007, and $5,000 to be paid monthly for 6 months thereafter; and (b) issue to Consultant 800,000 five-year warrants exercisable at $0.20.

3. The Company will reimburse Consultant for reasonable and necessary expenses incurred by Consultant in performing the services hereunder, at cost and without any markup or profit to Consultant. In all events, the Company will not reimburse any general, administrative or overhead costs of Consultant. Consultant agrees, as a condition to receiving any such reimbursement, to provide an itemized detail of Consultant's expenses incurred as a result of any such request.

4. Except as provided in this Section 4, during the term of this Agreement and for a period of two (2) years after termination of this Agreement, Consultant will not disclose any Confidential Information of the Company to any person, firm, corporation or other entity for any reason or purpose whatsoever (other than in the normal course of business on a need-to-know basis after the Company has received assurances that the Confidential Information will be kept confidential by the recipient thereof), nor will Consultant make use of any such Confidential Information for its own purposes or for the benefit of any person, firm, corporation or other entity except the Company. *"Confidential Information"* means all information which is or becomes known to Consultant, including all such information which became known to Consultant during the period prior to the date of the Agreement, and relates to such matters as intellectual property, research and development activities, new or prospective products or services, books and records, financial data, customer lists, marketing techniques, suppliers, purchases, potential business combinations, distribution channels, services, procedures, pricing information and private processes as they may exist from time to time; *provided* that the term "Confidential Information" will not include information that is or

becomes generally available to the public (other than as a result of a disclosure in violation of this Agreement by Consultant or by a person who received such information from Consultant in violation of this Agreement).

5. Miscellaneous Provisions.

(a) Upon termination of this Agreement, Consultant will immediately (i) return or destroy (and provide evidence of such destruction), as the Company may direct, all documentation in any medium that contains, refers to, or relates to the Confidential Information (as defined in Section 4), and will retain no copies thereof.

(a) This Agreement shall governed by the laws of the State of New York. It is the desire and intent of the parties hereto that the provisions of this Agreement will be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, although the Company and Consultant consider the restrictions contained in this Agreement to be reasonable for the purpose of preserving the Company's goodwill and proprietary rights, if any particular provision of this Agreement is adjudicated to be invalid or unenforceable, such provision will be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

(c) The relationship of Consultant to the Company shall be that of an independent contractor. Nothing herein shall be construed to constitute the parties as partners or joint venturers, or as employees or agents of the other. Except as expressly set forth herein, neither party has any express or implied right or authority to assume or create any obligations on behalf or in the name of the other. Personnel and subcontractors supplied by Consultant are not the Company's personnel or agents, and Consultant assumes full responsibility for their acts.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

ADVAXIS, INC.	BRIDGE VENTURES, INC.
By: [signature]	By: [signature]
	Harris Freedman